SOUTH AMERICAN GOLD CORP.
3645 E. Main Street, Suite 119, Richmond, Indiana, USA, 47374
Tel: 765-356-9726 Fax: 765-356-9737

December 15, 2010

Gentlemen:

This letter outlines the basic terms of the proposed acquisition (the “Transaction”) by South American Gold Corp., a Nevada corporation (the “Buyer”), or an affiliate of the Buyer, of twenty five percent (25%) of the issued and outstanding capital stock of Kata Enterprises Inc. (the “Company”), with the option to acquire all of the issued and outstanding capital stock of the Company, from Minera Kata S.A. (the “Seller”).  The terms of the Transaction would be substantially as follows:

1.            Form of Transaction.  The Transaction would be accomplished by the purchase by the Buyer of all or part of the capital stock of the Company from the Seller.

2.            Transaction Price.

(a)       In exchange for twenty five percent (25%) of the capital stock of the Company, Buyer shall pay Seller One Million Five Hundred Thousand Dollars ($1,500,000)  (the “Base Price”) and issue to Seller Two Million (2,000,000) shares of Buyer's Common Stock.  The Base Price would be payable at the Closing, described below, by a single wire transfer of immediately available funds.

(b)       On or before six months from the closing date of the Transaction, Buyer shall have the option  to purchase an additional twenty five percent (25%) of the capital stock of the Company, which would result in the acquisition of an aggregate of fifty percent (50%) of the  capital stock of the Company, by paying Seller Two Million Five Hundred Thousand Dollars ($2,500,000) and issue to Seller Two Million (2,000,000) shares of Buyer's Common Stock.

(c)       On or before twelve months from the closing date of the Transaction, Buyer shall have the option to purchase an additional twenty five percent (25%) of the capital stock of the Company, which would result in the acquisition of an aggregate of seventy five percent (75%) of the  capital stock of the Company, by paying Seller Two Million Five Hundred Thousand Dollars ($2,500,000) and issue to Seller Two Million (2,000,000) shares of Buyer's Common Stock.

(d)       On or before eighteen months from the closing date of the Transaction, Buyer shall have the option to purchase an additional twenty five percent (25%) of the capital stock of the Company, which would result in the acquisition of an aggregate of one hundred percent (100%) of the  capital stock of the Company, by paying Seller Two Million Five Hundred Thousand Dollars ($2,500,000) and issue to Seller Two Million (2,000,000) shares of Buyer's Common Stock.

3.            Investigation.  The Seller will cause the Company and its subsidiary entities to grant, to the Buyer and its agents, accountants, attorneys and other advisors full and complete access to all of the books, records, financial statements and other documents and materials relating to the financial condition, assets, liabilities and business of the Company and its subsidiary entities.  The Buyer will be entitled, at its own expense, to have access to and to conduct appraisals of the equipment, buildings and property of the Company, to conduct an environmental and occupational safety inspection of the property of the Company, and to communicate with the vendors, customers, and other persons having business dealings with the Company or any of its subsidiary entities.  The execution of the definitive Purchase Agreement described below is subject to a complete legal, financial and business review of the financial condition, assets, liabilities and business of the Company and its subsidiary entities, with the results being satisfactory to the Buyer.

4.             Purchase Agreement.

(a)       The parties will negotiate and prepare a Purchase Agreement containing representations, warranties, agreements, conditions and indemnities normally associated with transactions similar to the Transaction, including:

(i)    Approvals.  A condition to the obligations of all parties that all applicable filings, consents and expirations of waiting periods required by law or contracts shall have been obtained.

(ii)   Board and Shareholder Approval.  All necessary Board of Director and Shareholder approvals shall have been obtained by the Buyer and the Seller.

(b)       The Buyer will cause its counsel to promptly prepare the first draft of the definitive Purchase Agreement.  It is anticipated that the Closing of the transactions under the terms of the definitive Purchase Agreement would be held on approximately January 31, 2011.

5.             Other Discussions.  In consideration of the substantial expenditures of time, effort and expense to be undertaken by the Buyer in connection with the various investigations referenced in Paragraph 3 of this Letter of Intent, the Seller undertakes and agrees that: (a) the Seller will not enter into or conduct discussions with other prospective purchasers of the stock of the Company between the date of this Letter of Intent and March 15, 2011; and (b) the Seller will conduct the business of the Company in the ordinary course and will keep intact the business organization of the Company and the goodwill of the Company’s vendors and others having business relations with the Company.

6.             Letter of Intent.  This letter is intended to be, and will be construed only as, a Letter of Intent and is not and will not be a binding agreement and the respective rights and obligations of the Buyer and the Seller remain to be defined in the definitive Purchase Agreement, into which this Letter of Intent and all prior discussions will merge; provided that: (a) the obligations of the Seller under Paragraphs 3, 5, 7 and 9 of this Letter of Intent will be binding upon the Seller when this Letter of Intent is executed by the Seller and delivered to the Buyer; and (b) the obligations of the Buyer under Paragraphs 7 and 9 of this Letter of Intent will be binding upon the Buyer when this Letter of Intent is executed by the Seller and delivered to the Buyer.

7.             Publicity.  The parties each agree that they will not make public statements regarding the transactions contemplated by this Letter of Intent without first consulting the other parties hereto in order that any such public statement is jointly issued by the parties, except to the extent required by law or any securities exchange.

8.             Termination.

(a)       The offer represented by this Letter of Intent will remain open until 5:00 P.M., Central Time, on December 20, 2010, and unless the Buyer has received this Letter of Intent executed by the Seller by such time, the offer represented by this Letter of Intent will be null and void.

(b)       If this Letter of Intent is executed by the Seller and returned to the Buyer, this Letter of Intent will terminate unless the definitive Purchase Agreement is executed by the Buyer and the Seller on or before March 15, 2011.

9.              Fees and Expenses.  Whether or not the Transaction contemplated by this Letter of Intent is consummated, the parties shall each pay all fees and expenses incurred by them, including the fees of their respective counsel, brokers, attorneys, accountants, investment bankers and other experts incident to the negotiation and preparation of this Letter of Intent and the consummation of the Transaction as contemplated by this Letter of Intent.

10.             Counterparts.  This Letter of Intent may be executed in several counterparts, each of which will be deemed an original, but such counterparts will together constitute one agreement.

If the foregoing correctly sets forth your intent, kindly signify by executing and returning the enclosed copy of this letter.  I look forward to your prompt response.

Sincerely,

SOUTH AMERICAN GOLD CORP.

By: /s/  Raymond DeMotte
             Raymond DeMotte

The foregoing letter correctly sets forth our intent.

Dated:   December 20, 2010

MINERA KATA S.A.

By:  /s/  Luis A. Davis
              Luis A. Davis